Exhibit 4.76

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into as of June 28, 2018 in Beijing, the People’s Republic of China (the “PRC”), by and between:

Party A: Xiaodong Wang (the “Transferor”)

ID No.

Address:

Party B: Lu Wang (the “Transferee”)

ID No.

Address:

The Parties above are collectively referred to as the “Parties,” individually as a “Party.”

WHEREAS:

(1)	Party A holds 50% equity interests in Beijing Perusal Technology Co., Ltd. (the “Company”), representing a capital contribution of RMB1,580,000,000;

(2)	Party A desires to transfer to Party B all of its capital contribution in the Company equal to RMB1,580,000,000, representing 50% equity interests of the Company (the “Subject Equity”); and

(3)	Party B intends to accept the transfer of the Subject Equity.

NOW, THEREFORE, the Parties agree as follows through negotiations:

1.	Transfer of Target Equity

1.1	Party A agrees to transfer to Party B, and Party B agrees to accept the transfer of, 50% of the equity interests in the Company held by Party A, at a price of RMB1,598,440,000 (the “Transfer Price”).

1.2

The Parties shall take all actions and execute all documents necessary to complete the procedures for shareholder change registration, including without limitation filing a change application to the industrial and commercial authority, amending the Company’s articles of association, and effecting relevant change registration procedures.

1.3

The equity transfer shall be closed on the date hereof, as of which date Party A will cease to own the Subject Equity and any rights and interests attached thereto, and Party B will become a shareholder of the Company, own the Subject Equity and any rights and interests attached thereto, exercise the rights and fulfill the obligations and duties as a shareholder in accordance with the Company’s articles of association.

2.	Liabilities for Breach

If either Party is in material breach of any provision provided hereunder, the non-defaulting Party may terminate this Agreement and hold the defaulting Party liable for any damages. This Article 2 will not affect any other right granted to either Party in accordance with the law.

3.	Governing Law and Dispute Resolution

3.1

The formation, validity, interpretation, performance, amendment and termination of this Agreement as well as the resolution of disputes hereunder shall be governed by the laws of the People’s Republic of China.

3.2

Any dispute arising from the interpretation and performance of the terms hereunder shall first be resolved by the Parties through negotiations in good faith. If the negotiations fail within thirty (30) days after a Party makes the request of negotiations in writing, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be held in Beijing. The arbitral award shall be final and binding upon both Parties.

3.3

In the occurrence of any dispute arising as a result of interpretation and performance of this Agreement or during the process of arbitration, each Party shall continue to exercise its other rights and fulfill its other obligations hereunder.

4.	Miscellaneous

4.1

The Parties may amend and supplement this Agreement in writing. The agreements to amend and/or supplement this Agreement between the Parties constitute integral parts of this Agreement and shall have equal legal effect as this Agreement.

4.2

Should any one or more provisions hereunder be held invalid, void or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the other provisions hereof will not be affected or prejudiced in any respect. The Parties shall negotiate in faith to seek to replace such invalid, void or unenforceable provision(s) with valid one(s) to the maximum extent permissible by the law and closest to the expectations of the Parties, to accomplish an economic effect as similar as possible.

4.3

This Agreement shall be formed as of the date on which both Parties affix their signatures and seals, and shall become effective as of the date on which the approval authority renders its approval, until both Parties complete their respective obligations hereunder.

4.4

This Agreement is made in five counterparts, one for each Party, one maintained by the Company and the other two shall be filed to relevant approval authority for record. All counterparts shall be equally binding.

(Remainder of the page intentionally left blank)

(Signature page of the Equity Transfer Agreement)

IN WITNESS WHEREOF, each Party hereto has executed this Equity Transfer Agreement as of the date first written above.

Party A:

Xiaodong Wang

Signature:	/s/Xiaodong Wang

Party B:

Lu Wang

Signature:	/s/Lu Wang

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